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                              NORD RESOURCES CORPORATION

                                1991 STOCK OPTION PLAN

                                   AMENDMENT NO. 2

                                     JUNE 8, 1994


    Section 7(d) of the 1991 Stock Option Plan is hereby amended by adding the following sentence at the end of the first sentence:


         Notwithstanding the foregoing, the Board of Directors or Committee, as the case may be, shall have the right, in its sole discretion, to extend such three months to up to two years after the date of such termination with respect to outstanding options which are held by persons who are not directors or executive officers at the time of termination, to the extent that such options are exercisable on the date of termination of employment.